Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HLI ACQUISITION CORPORATION

HLI Acquisition Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the corporation is HLI Acquisition Corporation.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE I

NAME

The name of the corporation is Advanced Merger Partners, Inc. (the “Corporation”).”

THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on January 4, 2021.

By:	/s/ Roy Katzovicz
Name:	Roy Katzovicz
Title:	Chief Executive Officer